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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO.             )*
                                      ------------




                    GOVETT STRATEGIC INVESTMENT TRUST PLC
-------------------------------------------------------------------------------
                               (Name of Issuer)

            Common Stock, par value pound sterling 0.10 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  383792207
                          -------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             Ppage 1 of 10 pages

CUSIP No.   383792207                13G              Page   2   of   10   Pages
         -----------------------                           -----    ------

-------------------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   B.A.T Industries p.l.c.

-------------------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                            (a) [ ]

                                                                                                                        (b) [ ]

-------------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY




-------------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION


                   England

-------------------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

                                          -0-

                          -----------------------------------------------------------------------------------------------------
                           6     SHARED VOTING POWER
     NUMBER OF
      SHARES                              7,500,000
   BENEFICIALLY
     OWNED BY             -----------------------------------------------------------------------------------------------------
       EACH                7     SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                              -0-
       WITH
                          -----------------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                          7,500,000

-------------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   7,500,000

-------------------------------------------------------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                            [ ]

                   N.A.

-------------------------------------------------------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   7.64%

-------------------------------------------------------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                   HC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 2 of 10 pages

CUSIP No.   383792207                13G              Page   3   of   10   Pages
         -----------------------                           -----    ------

-------------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Allied Dunbar Unit Trusts plc

-------------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) [ ]

                                                                                                                        (b) [ ]

-------------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY




-------------------------------------------------------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION


                  England

-------------------------------------------------------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                        -0-

                        -------------------------------------------------------------------------------------------------------
     NUMBER OF            6     SHARED VOTING POWER
      SHARES
   BENEFICIALLY                         7,500,000
     OWNED BY
       EACH            --------------------------------------------------------------------------------------------------------
     REPORTING            7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                             -0-

                        -------------------------------------------------------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                        7,500,000

-------------------------------------------------------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,500,000

-------------------------------------------------------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                              [ ]

                  N.A.

-------------------------------------------------------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.64%

-------------------------------------------------------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

                  IC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 3 of 10 pages

Item 1 (a).                       Name of Issuer:
----------

                                  GOVETT STRATEGIC INVESTMENT TRUST PLC

Item 1 (b).                       Address of Issuer's Principal Executive Office:
----------

                                  Shackleton House
                                  4 Battle Bridge Lane
                                  London SE 1 2HR
                                  England

Item 2(a).                        Name of Person Filing:
---------

                                  B.A.T Industries p.l.c., an English corporation ("B.A.T"), and Allied Dunbar Unit Trusts plc
                                  ("Allied Dunbar"), an English corporation; Allied Dunbar, a subsidiary of B.A.T, is the beneficial owner of the Issuer's securities identified in Item 2(d) below through various subsidiaries of
                                  Allied Dunbar, by insurance exchanges for which Allied Dunbar acts as attorney-in-fact or by benefit plans for employees of Allied Dunbar and its investment funds for which Allied Dunbar acts as manager and investment adviser and exercises investment discretion.  No such entity beneficially owns in excess of 5% of the class of shares in respect of which this report is being made; and B.A.T may be deemed to be the indirect beneficial owner of such securities by indirectly owning 100% of the issued and outstanding shares of Allied Dunbar through B.A.T's wholly-owned subsidiary, British American Financial Services (U.K. and International) Limited.  The filing of this statement by B.A.T shall not be construed as an admission that B.A.T is, for the purposes of
                                  Section 13(d) or 13(g) of the Act or under the laws or regulations of the United Kingdom, the beneficial owner of any securities covered by this statement.

Item 2(b).                        Address of Principal Business Office or, if none, Residence:
---------

                                  B.A.T Industries p.l.c.
                                  Windsor House
                                  50 Victoria Street
                                  London SW1H ONL
                                  England

                                  Allied Dunbar Unit Trusts plc
                                  Allied Dunbar Centre
                                  Swindon SN1 1EL
                                  England

Item 2(c).                        Citizenship:
---------

                                  B.A.T Industries p.l.c. - England
                                  Allied Dunbar Unit Trusts p.l.c. - England





                               Page 4 of 10 pages

Item 2(d).                        Title of Class of Securities:
---------

                                  Common stock, par value pound sterling 0.10 per share

Item 2(e).                        CUSIP Number:
---------

                                  383792207

Item 3.                           This statement is filed pursuant to Rule 13d-1(b) by B.A.T, a Parent Holding Company, in
------
                                  accordance with Rule 13d-1(b)(ii)(G), and by Allied Dunbar, an Insurance Company (as defined in
                                  Section 3(a)(19) of the Act) incorporated under the laws of England.

Item 4.                           Ownership:
------

                                  (a)      Amount Beneficially Owned:

                                                   7,500,000

                                           The shares being reported were acquired by various subsidiaries of Allied Dunbar by insurance exchanges for which Allied Dunbar acts as attorney-in-fact or by benefit plans for employees of Allied Dunbar and its investment funds for which Allied Dunbar acts as manager and investment adviser and exercises investment discretion.  No such entity beneficially owns in excess of 5% of the class of shares in respect of which this report is being made.

                                  (b)      Percent of Class:

                                                   7.64%

                                  (c)      Number of shares as to which person has:

                                           (i)     Sole voting power:                -0-
                                           (ii)    Shared voting power:              7,500,000
                                           (iii)   Sole disposition power:           -0-
                                           (iv)    Shared disposition power:         7,500,000





                               Page 5 of 10 pages

Item 5.                   Ownership of Five Percent or Less of a Class:
------

                                  Not Applicable.

Item 6.                   Ownership of More than Five Percent on Behalf of Another Person:
------

                                  Not Applicable.

Item 7.                   Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the
------                    Parent Holding Company:

                                  See Exhibit I.

Item 8.                   Identification and Classification of Members of the Group:
------

                                  Not Applicable.

Item 9.                   Notice of Dissolution of the Group:
------

                                  Not Applicable.

Item 10.                  Certification:
-------

                                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.





                               Page 6 of 10 pages

                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  B.A.T INDUSTRIES p.l.c.


Dated February 5, 1997            By:  /s/ Anthony Robert Holliman
                                     -------------------------------------
                                     Name:  Anthony Robert Holliman
                                     Title:  Assistant Corporate Secretary





                               Page 7 of 10 pages

                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  For and on behalf of

                                  ALLIED DUNBAR UNIT TRUSTS plc


Dated February 5, 1997            By: /s/ Ross MacLean
                                     ------------------------------
                                     Name: Ross MacLean
                                     Title: Assistant Co. Secretary-
                                            Threadneedle Investment
                                            Managers Limited





                               Page 8 of 10 pages

                                 Exhibit Index


Exhibit          Description                                                 Page Number
-------          -----------                                                 -----------
   I             Identification and Classification of Subsidiaries                10





                               Page 9 of 10 pages